Exhibit 3.2

AMENDED AND RESTATED
BYLAWS
OF
TRI-STATE GENERATION AND
TRANSMISSION ASSOCIATION, INC.

As Amended and Restated by
the Members on August 5, 2021

ARTICLE I
MEMBERSHIP

Section 1: Membership. Applicants for membership in this Corporation shall be eligible for membership by:

(a)Executing a written application for membership and agreeing to pay the membership subscription applicable to the class of membership, if any, established by the Board of Directors from time to time;

(b)Agreeing to purchase from this Corporation electric power and energy as hereinafter specified in Section 3 of this Article I, or to otherwise contract with the Corporation in a mutually beneficial manner; and

(c)Subject to Sections 6 and 7 of Article II of these Bylaws, agreeing to comply with and be bound by the Articles of Incorporation and Bylaws of this Corporation and any rules and regulations that relate to or concern the governance, oversight or management of this Corporation as adopted by the Board of Directors.

Each member of this Corporation existing as of the date of these Bylaws shall be and continue to be a member of this Corporation, until withdrawal, expulsion or termination of such membership as contemplated herein. Subject to the foregoing, no applicant shall become a member unless and until it has been accepted for membership by the Board of Directors or the members. No member may hold more than one membership in this Corporation, and no membership in this Corporation shall be transferable. Each member shall be entitled to one (1) vote and no more upon each matter submitted to vote at a meeting of the members.

Section 2: Additional Membership Classes.

(a)    Notwithstanding any other provision of these Bylaws to the contrary, the Board of Directors may establish one or more classes of membership in addition to the existing all-requirements class of membership. Such additional membership classes may include, without limitation, one or more partial requirements membership classes whereby a member who chooses to be a member of that class shall assume responsibility for meeting a portion of its load requirements. Members may choose their class of membership subject to any terms and conditions of membership and rights and preferences and limitations on the rights and preferences of the members of each additional class of membership as the Board of Directors establishes from time to time. Such rights and preferences and limitations on the rights and preferences may differ between membership classes and may be different for individual members within an additional class of membership. Provided however, that representation on the Board of Directors of any additional class of membership will be determined by a vote of the members of this Corporation at a meeting of the members of this Corporation.If the Board of Directors establishes a class of membership wherein the member does not purchase demand or energy from this Corporation (non-utility membership), the number of such non-utility members shall not be greater than ten

(b)    If the Board of Directors establishes a class of membership wherein the member does not purchase demand or energy from this Corporation (non-utility membership), the number of such non-utility members shall not be greater than ten.

Section 3: Purchase of Electric Power and Energy.

(a)    Unless otherwise specified by written agreement, or by the terms of these Bylaws, each member that purchases or intends to purchase electric power and energy from this Corporation shall terminate any contract which it may have for the purchase of electric power and energy from any other supplier when electric power and energy becomes available from this Corporation or as soon thereafter as it may legally do so, and shall purchase from this Corporation electric power and energy as provided in the member’s contract with the Corporation. Each member that purchases electric power and energy from this Corporation shall pay therefor monthly at rates or on a basis to be determined from time to time in accordance with these Bylaws. Each member and this Corporation expressly disclaim any intent or agreement to be a partnership, joint venture, single or joint enterprise, or any other business form except that of a cooperative corporation and member.

(b)    It is expressly understood that amounts paid for electric power and energy in excess of the cost of service are furnished by members as capital in this Corporation, and not as profit of or to this Corporation, and each member shall be credited with capital so furnished as provided in these Bylaws. Each member shall also pay all amounts owed by such member to this Corporation as and when the same shall become due and payable.

(c)    The rates for electric power and energy and for any other services provided by this Corporation may be different for different classes of membership and may be different for individual members within an additional class of membership.

(d)    Existing members shall continue to purchase from this Corporation and this Corporation shall continue to sell to such members electric power and energy in accordance with the terms and conditions of the all-requirements contracts existing as of the date of these Bylaws, and as such all-requirements contracts may be amended or replaced by another all-requirements contract until (i) such all-requirements contract is terminated or expires in accordance with its terms or (ii) is modified, amended or replaced due to a change in the member’s membership class.

Section 4: Withdrawal, Expulsion, Termination and Reinstatement of Membership.

(a)A member may withdraw from membership upon compliance with such equitable terms and conditions as the Board of Directors may prescribe provided, however, that no member shall be permitted to withdraw until it has met all its contractual obligations to this Corporation. The

Board of Directors may, by the affirmative vote of not less than two-thirds (2/3) of all the directors, expel any member who fails to comply with any of the provisions of the Articles of Incorporation, Bylaws, or rules and regulations adopted by the Board of Directors from time to time, but only if such member shall have been given written notice by the Secretary of this Corporation that such failure makes it liable for expulsion from membership, and such failure shall have continued for at least ten (10) days after such notice was given. Any expelled member may be reinstated by vote of the Board or by vote of the members at any annual or special meeting.

(b)Upon withdrawal, cessation of existence, or expulsion of a member, the membership of such member shall thereupon terminate. Termination of membership in any manner shall not release a member from any debts due this Corporation nor impair the obligations of a member under any contract with this Corporation.

(c)The Board of Directors shall have authority to prescribe equitable terms and conditions to be applied when a member withdraws from membership, ceases existence, or is expelled from membership, and such may be done by policy or otherwise and may include procedures for the establishment of a trust fund to receive on behalf of such member’s patrons all patronage capital as this Corporation may from time to time distribute to all of its members, or in lieu thereof procedures whereby a member proposing to withdraw from membership or ceases existence or who is expelled from membership, may elect to receive a discounted amount of patronage capital which has been allocated at the time of such withdrawal, cessation of existence, or expulsion from membership.

ARTICLE II
RIGHTS AND LIABILITIES OF MEMBERS

Section 1: Property Interest of Members. Members shall have no individual or separate interest in the property or assets of this Corporation, except that upon dissolution, after (a) all debts and liabilities of this Corporation shall have been paid, and (b) all capital furnished through patronage shall have been returned, as provided in these Bylaws, the remaining property and assets of this Corporation shall be distributed among the members in the proportion which the aggregate patronage of each bears to the total patronage of all members and former members pursuant to the provisions of applicable law.

Section 2: Non-Liability For Debts of Corporation. The private property of the members shall be exempt from execution or other liability for the debts of this Corporation and no member shall be liable or responsible for any debts or liabilities of this Corporation.

Section 3: Operation of Member’s System. Except to the extent that failure shall be due to a cause beyond its control (such as failure of facilities, flood, earthquake, storm, fire, lightning, epidemic, war, riot, civil disturbance, labor disturbance, sabotage, inability to obtain permits, licenses, rights-of-way or authorizations from any local, state or federal agency or any person, or restraint by court or public authority), which by exercise of due foresight the member could not have reasonably been expected to avoid, and which by exercise of due diligence it shall be unable to overcome, each member shall continuously operate and maintain its system for the full term of its contract with this Corporation, using reasonable diligence to supply therefrom to patrons within its service area (without contraction due to acts of omission of the member) electric energy provided by this Corporation pursuant to the contract. This provision is enforceable by specific performance and/or injunction.

Section 4: Transfers by a Member. A member shall not take or suffer to be taken, with respect to a person or entity other than another member, any steps for reorganization or to consolidate with or merge into any corporation, or to dissolve and wind up its affairs, or to sell, lease, transfer or otherwise dispose of all or a substantial portion of its assets without approval of the Board of Directors. The Board of Directors shall grant such approval if (a) either (i) the member pays and discharges this Corporation from further liability with respect to that member’s proportionate share (as fairly apportioned by the Board) of this Corporation’s long-term obligations (such as promissory notes, purchased electric energy, fuel, plant or equipment leases and the like) which have been incurred by this Corporation in order to have available electric energy service assuming compliance with these Bylaws; or (ii) the transferee or surviving corporation, as the case may be, is legally, financially and technically capable of performing the member’s obligations and assumes, by delivery to this Corporation of a written instrument (satisfactory in form to this Corporation), all of the member’s obligations; (b) the transfer will not make obtaining by this Corporation of debt capital unduly more difficult, expensive or burdensome; and (c) other conditions reasonably set by the Board of Directors to financially protect this Corporation and its other members or required by or on behalf of the holders of any long-term debt obligations then outstanding are met.

Section 5: Debt Responsibility. Each member shall pay all amounts owed by it to this Corporation as and when the same shall become due and payable. Any amount owed by a member to this Corporation shall first be deducted and offset against any payment or distribution by this Corporation of (a) capital furnished by or allocated to the member pursuant to Article VII of these Bylaws, (b) refunds with respect to revenues paid by the member for services provided by this Corporation, and (c) other amounts that may be owed to that member.

Section 6: Independent Operation. This Corporation and member agree that the Corporation shall independently operate and maintain an electricity generation and transmission system and that the member that purchases electric power and energy from this Corporation will independently operate and maintain a separate electricity distribution system. This Corporation and such member each acknowledge that standards, rules and/or regulations concerning the operation and maintenance of their separate systems are different and are the product of government and industry sources that apply separately to the two different systems, and that each will be solely responsible for undertaking reasonable efforts to operate and maintain their independent systems consistent with sound practices as derived from the standards, rules and/or regulations that apply to each separately.

Section 7: Control. This Corporation and each member that purchases electric power and energy from this Corporation acknowledge that the Corporation has no control over or the right, ability or authority to control the electric facilities, power lines, operations or maintenance practices of such member and that others, including such member’s own governing board, management, member-customers and regulators, if any, control such member and are best situated to exercise control, oversight and/or guidance of the member’s operations and maintenance practices.

ARTICLE III
MEETINGS OF MEMBERS

Section 1: Annual Meeting. The annual meeting of the members of this Corporation shall be held prior to September 30 of each year, and in any such location within any state where any of the members serve, the exact date and location to be determined by the Board of Directors. Failure to hold the annual meeting at the designated time shall not work a forfeiture or dissolution of this Corporation. Meetings of the Members may be conducted by telephone or video conference.

Section 2: Special Meetings. Special meetings of the members of this Corporation shall be held at the place, time and date specified in the notice of the meeting. A special meeting may be called by (a) a resolution of the Board of Directors, upon a written request signed by any ten (10) directors, (b) by the Chairman and President, or (c) by twenty-five percent (25%) of the members by written petition submitted to the Chairman and President. It shall thereupon be the duty of the Secretary to cause notice of such meeting to be given as hereinafter provided.

Section 3: Notice of Meetings. Notice of a meeting of the members shall state the time, date, place, and in the case of a special meeting, purpose of the special meeting. The notice of a meeting of the members must be delivered by the Secretary at least thirty (30) days, but no more than sixty (60) days, before the date of the meeting, either personally, by appropriate telecommunication or electronic methods or by mail, to each member at the direction of the Chairman and President or the Secretary or the persons calling the meeting. If mailed, such notice shall be deemed delivered ten (10) days after it is deposited in the United States mail, postage paid and addressed to the member at its address as it appears on the records of this Corporation. Failure of any member to receive such notice shall not invalidate any action taken by the members at such meeting.

Section 4: Delegates. Each member shall be entitled to select one of its directors, trustees or general manager (which may, but is not required to be, the same person as the member’s director serving on the Board), to act as the delegate, and alternate delegate or alternate delegates, at meetings of the members of this Corporation. Such delegate or alternate delegate(s) when so selected shall continue to be the delegate or alternate(s), respectively, of such member until he or she shall resign or cease to be a director, trustee or general manager of the member or the member shall have selected a successor delegate or alternate(s) and shall have notified the Secretary of this Corporation by a written instrument executed in the name of the member through its proper officer or officers. In the event any member shall fail to select a delegate or alternate delegate(s) as herein provided or the delegate or alternate(s) selected by such member are unable or unwilling to serve or for any cause fail to so serve, the President of the member shall serve as its representative and cast its vote.

Section 5: Quorum. The presence of delegates representing at least a majority of the members shall constitute a quorum for the transaction of business at meetings of the members. If less than a quorum is present at any meeting, a majority of those delegates present in person may adjourn the meeting from time to time without further notice.

Section 6: Voting. At all meetings of the members at which a quorum is present, all questions shall be decided by a vote of a majority of the members voting thereon except as otherwise provided by law, the Articles of Incorporation or these Bylaws. Each member shall be entitled to only one (1) vote upon each matter submitted to a vote at a meeting of the members. In the event the delegate of a member is absent, or is unable or refuses to act, the alternate delegate(s) designated by such member shall act in his or her stead and shall cast the vote of such member. However, if both the delegate and the alternate delegate(s) of such member are absent, or are unable or refuse to act, then the President of such member may represent and cast the vote of such member as provided in Section 4 of this Article. No individual may represent more than one member.

ARTICLE IV

DIRECTORS

Section 1: General Powers. The business and affairs of this Corporation shall be managed by a Board of Directors which shall exercise all of the powers of this Corporation except such as are by law, the Articles of Incorporation or these Bylaws conferred upon or reserved to the members.

Section 2: Qualifications; Removal. No person shall be eligible to become or remain a director of this Corporation who is not a director, trustee or general manager of a member of this Corporation. The Board of Directors may remove any director for cause, which includes but is not limited to, a director holding office in violation of this Section.

Section 3: Election and Certification. Except as provided in Section 4 hereof, each member shall elect one (1) of its directors, trustees or its general manager to serve on the Board of Directors of this Corporation, unless any member waives or declines representation on the Board of Directors. Each member that appoints a director shall certify the name of such person to this Corporation by means of the Secretary of each member promptly informing the Secretary of this Corporation in writing of such person's name.

Section 4: Tenure of Office. Each director shall serve until his or her member elects some other person to serve and the fact of such election is certified to this Corporation by such member in writing; provided, however, that a person shall be eligible to be elected a director, and shall be eligible to remain a director, only if he or she has the qualifications set forth in these Bylaws.

Each existing director shall be deemed elected by the member of which he or she is a director, trustee or general manager unless such director’s member elects some other person in accordance with the provisions of Section 3 hereof and the fact of such election is certified to this Corporation by such member in writing.

Section 5: Vacancies. A vacancy occurring in the Board of Directors shall be filled by the member losing representation because of the vacancy, electing some other person in accordance with the provisions of Section 3 hereof and certifying the fact of such election to this Corporation in writing.

Section 6: Compensation. Directors shall receive no salary for their services, as directors, except that by resolution of the Board of Directors a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors and for attendance at each local, state, regional, and national meeting, hearing or convention of other organizations in which this Corporation has subscribed to membership under Section 1 of Article XI of these Bylaws, and for attendance at other meetings, hearings, or conventions where directors are acting on behalf of this Corporation and within the scope of their authority as directors of this Corporation. The purpose of authorizing directors to attend such meetings, hearings, and conventions shall be to permit them to do and perform all acts and things and to execute all powers which may be necessary, convenient or appropriate to accomplish the purpose for which this Corporation is organized. No director shall receive compensation for serving this Corporation in any other capacity, nor shall any close relative of a director receive compensation for serving this Corporation, unless payment and amount of compensation shall be specifically authorized by a vote of the members or the service by such director or close relative shall have been certified by the Board of Directors as an emergency measure; provided, however, this Corporation may provide a per diem compensation and reimbursement of out-of-pocket expenses for the Chairman and President, and for any other officer or director of this Corporation who is specifically authorized by the Board to undertake a specific assignment because the Chairman and President is unable to do so, so long as such compensation and expenses are reasonable in amount, are for services rendered to this Corporation and are expenses incurred in connection with said services, and that such services are in addition to services rendered as a director. Notwithstanding the foregoing, any per diem compensation which is authorized for additional services shall not be more than 25% greater than this Corporation's per diem compensation for its directors.

Section 7: Action Taken Without a Meeting. Notwithstanding any other provision hereof, any action required by law to be taken at a meeting of the Board of Directors of this Corporation, or any action which may be taken at a meeting of the Board of Directors of this Corporation, may be taken without such meeting if a consent in writing, setting forth the action taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of such directors.

ARTICLE V
MEETINGS OF DIRECTORS

Section 1: Regular Meetings. A regular meeting of the Board of Directors shall be held without notice, immediately after, and at the same place as the annual meeting of the members. Regular meetings of the Board of Directors shall be held at least 12 times in each year at such times and places as the Board of Directors may provide. Such regular meetings may be held without notice other than appropriate Board action at a meeting fixing the time and place thereof. Meetings may be conducted by telephonic or video conference.

Section 2: Special Meetings. Special meetings of the Board of Directors may be called by the Chairman and President or a majority of the directors, and it shall thereupon be the duty of the Secretary to cause notice of such meeting to be given as hereinafter provided. The Chairman and President or the directors calling the meeting shall fix the time and place for the holding of the meeting.

Section 3: Notice of Directors’ Meetings. Written notice of the time, place and purpose of any special meeting of the Board of Directors shall be delivered to each director not less than five (5) days previous thereto, either personally, by appropriate telecommunications or electronic methods or by mail, by or at the direction of the Secretary, or upon a default in duty by the Secretary, by the Chairman and President or the directors calling the meeting. If mailed, such notice shall be deemed to be delivered five (5) days after it is deposited in the United States mail and addressed to the director at his or her address as it appears on the records of this Corporation with postage thereon prepaid.

Section 4: Quorum. A majority of the directors shall constitute a quorum; provided, that if less than such majority of the directors is present at said meeting, a majority of the directors present may adjourn the meeting from time to time; and provided further, that the Secretary shall notify any absent directors of the time and place of such adjourned meeting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 5: Presence of Others. The Board of Directors may, at its option, exclude any person, other than a director, from a meeting of the Board of Directors.

ARTICLE VI
OFFICERS

Section 1: Number. The officers of this Corporation shall be a Chairman and President, Vice-Chairman, Secretary, Treasurer, two or more Assistant Secretaries and such other officers as may be determined by the Board of Directors from time to time.

Section 2: Election and Term of Office. The officers shall be elected by secret ballot, annually by and from the Board of Directors at the meeting of the Board of Directors held immediately after the annual meeting of the members. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until the first meeting of the Board of Directors following the next succeeding annual meeting of the members or until such officer's successor shall have been elected and shall have qualified. A vacancy in any office shall be filled by the Board of Directors for the unexpired portion of the term.

Section 3: Removal of Officers by the Board of Directors. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors (1) if the officer ceases to be a board member for whatever reason, or (2) whenever in its judgment the best interest of this Corporation will be served thereby. In addition, any director may request removal of an officer by filing with the Secretary such a written list of reasons for removal together with a petition signed by at least twenty-five percent (25%) of the directors. The officer involved shall be informed in writing of the reasons at least thirty (30) days prior to the Board meeting at which removal is to be considered, and shall have an opportunity to be present or represented by counsel at the meeting and to present relevant evidence, and the director or directors seeking removal of such officer shall have the same opportunity.

Section 4: Chairman and President. The Chairman and President shall:

(a)    Be the principal executive officer of this Corporation and, unless otherwise determined by the members or the Board of Directors, shall preside at all meetings of the members and the Board of Directors;

(b)    Sign any deeds, mortgages, deeds of trust, notes, bonds, contracts or other instruments authorized by the Board of Directors to be executed, except in cases in which the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of this Corporation, or shall be required by law to be otherwise signed or executed; and

(c)    In general perform all duties incident to the office of Chairman and President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5: Vice-Chairman. In the absence of the Chairman and President, or in the event of the Chairman and President's inability or refusal to act, the Vice-Chairman shall perform the duties of the Chairman and President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chairman and President. The Vice-Chairman shall also perform such other duties as from time to time may be assigned to the Vice-Chairman by the Board of Directors.

Section 6: Secretary. The Secretary shall:

(a)    See that the minutes of the meetings of the members and of the Board of Directors are kept in one or more books provided for the purpose;

(b)    See that all notices are duly given in accordance with these Bylaws or as required by law;

(c)    See that the corporate seal is affixed to all documents, the execution of which on behalf of this Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws;

(d)    See that a register of the names and post office addresses of all members is kept;

(e)    See that the books and records of this Corporation are kept as required by law;

(f)    See that there is kept on file at all times at the office of this Corporation a complete copy of the Articles of Incorporation and Bylaws of this Corporation containing all amendments thereto (which copy shall always be open to the inspection of any member), and at the expense of this Corporation that there is forwarded a copy of the articles and bylaws and all amendments thereto to each member and to each delegate who requests the same; and

(g)    In general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board of Directors.

Section 7: Treasurer. The Treasurer shall:

(a)Have general charge and custody of and be generally responsible for all funds and securities of this Corporation;

(b)Be generally responsible for the receipt of and the issuance of receipts for all monies due and payable to this Corporation, and for the deposit of all such monies in the name of this Corporation in accordance with the provisions of these Bylaws; and

(c)In general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the Board of Directors.

Section 8: Chief Executive Officer. The Board of Directors may appoint a Chief Executive Officer who may be, but who shall not be required to be, a member of any member of this Corporation, and who shall perform such duties and shall exercise such authority as the Board of Directors may from time to time vest in such Chief Executive Officer. The Chief Executive Officer may not serve as a director of this Corporation.

Section 9: Assistant Secretaries. The Board of Directors shall appoint at least two Assistant Secretaries, each of whom shall be a Board member, who shall assist the Secretary in performing the duties of that office. An Assistant Secretary, unless otherwise directed by the Board or the Secretary, may give all notices and attest to all documents of this Corporation in the stead of the Secretary, reporting to the Secretary with respect to all actions taken in his or her stead.

Section 10: Bonds of Officers. The Treasurer and any other officer or agent of this Corporation charged with responsibility for the custody of any of its funds or property shall (at this Corporation’s expense) give bond in such sum and with such surety as the Board of Directors shall determine. The Board of Directors in its discretion may also require any other officer, agent or employee of this Corporation to give bond in such amount with such surety as it shall determine.

Section 11: Compensation. The powers, duties and compensation of officers and agents shall be generally determined by the Board of Directors, subject to the provisions of these Bylaws and applicable state law with respect to compensation for directors, and close relatives of directors.

Section 12: Reports. The officers of this Corporation shall submit at each annual meeting of the members reports covering the business of this Corporation for the previous fiscal year. Such reports shall set forth the condition of this Corporation at the close of such fiscal year.

Section 13: Executive Committee. An Executive Committee shall be established, consisting of nine (9) persons, namely the Chairman and President, the Vice-Chairman, the Secretary, the Treasurer and two Assistant Secretaries of this Corporation at any time duly elected by the Board of Directors and then holding office, plus three (3) members at large elected by and from the Board of Directors. At all times, at least two (2) Committee members shall be directors representing former members of Plains Electric Generation and Transmission Cooperative, Inc.; at least one (1) Committee member shall be a director representing a member headquartered in Colorado; at least one (1) Committee member shall be a director representing a member headquartered in Wyoming; and at least one (1) Committee member shall be a director representing a member headquartered in Nebraska. The Executive Committee, subject to applicable law, shall have the power to act for and in the place of the Board of Directors at any duly called meeting of the Board of Directors at which a quorum is found not to be present, and also in the event of the necessity of taking action under any circumstances that the Executive Committee shall consider and make a formal finding that a situation exists requiring action before a meeting of the Board of Directors can be called, but only if a majority of the members of the Committee are present and at least five (5) of the Committee members shall vote in agreement upon any action taken by the Committee. It shall be the duty of the Secretary of the Corporation to prepare minutes of all meetings and actions of the Executive Committee, to record the same as a part of the minutes and records of the Board of Directors, and after each such meeting or action, to promptly provide a copy of the minutes to each member of the Board of Directors.

ARTICLE VII
OPERATION AS A COOPERATIVE CORPORATION

Section 1: Cooperative Corporation. The Corporation and members agree that the Corporation is and shall organize as a cooperative corporation under the laws of the State of Colorado. No other business form arising from the relationship between the Corporation and the member is agreed to, intended or permitted, including without limitation partnership, joint venture, single or joint enterprise, nor is any agency, fiduciary or similar relationship agreed to, intended or permitted. The sole relationship between this Corporation and each member shall be that of a cooperative corporation and member as provided by Colorado statutory law.

Section 2: Interest or Dividends on Capital Prohibited. The Corporation shall at all times be operated on a cooperative non-profit basis for the mutual benefit of its members. No interest or dividends shall be paid or payable by the Corporation on any capital furnished by its members.

Section 3: Patronage Capital in Connection With Furnishing Electric Energy. In the furnishing of electric energy the Corporation's operations shall be so conducted that all members that purchase electric power and energy will through their patronage furnish capital for the Corporation. In order to induce patronage and to assure that the Corporation will operate on a non-profit basis, the Corporation is obligated to account on a patronage basis to such members for all amounts received and receivable from the furnishing of electric power and energy in excess of the sum of (a) operating costs and expenses properly chargeable against the furnishing of electric power and energy, (b) amounts required to offset any losses incurred during the current or any prior fiscal year, and (c) adjustments to reserves or deferred credit accounts for the purpose of stabilizing margins and rate increases from year to year. The sum of subparagraphs (a), (b) and (c) shall be identified as “operating costs and expenses” for purposes of this Article. All amounts in excess of operating costs and expenses at the moment of receipt by the Corporation are received with the understanding that they are furnished by such members as capital and are not profit to or from the Corporation or its operations. The Corporation is obligated to allocate by credits, to a capital account for each such member, all such amounts in excess of operating costs and expenses. Where the Corporation does not furnish electric power and energy to a member, the contribution and allocation of patronage capital to that member shall be as provided in the Bylaws or membership agreement and as is approved by the Board of Directors. The books and records of the Corporation shall be set up and kept in such a manner that at the end of each fiscal year the amount of capital, if any, so furnished by each member is clearly reflected and credited in an appropriate record to the capital account of each member, and the Corporation shall, within a reasonable time after the close of the fiscal year, notify each member of the amount of capital so credited to such member's account. All such amounts credited to the capital account of any member shall have the same status as though they had been paid to such member in cash in pursuance of a legal obligation to do so and such member had then furnished the Corporation corresponding amounts for capital.

All other amounts received by the Corporation from its operations in excess of costs and expenses shall, insofar as permitted by law, be used to offset any losses incurred during the current or any prior fiscal year; and to the extent not needed for that purpose, allocated to its members on a patronage basis, and any amount so allocated shall be included as a part of the capital credited to the accounts of members, as herein provided.

Allocation units may be established by the Board of Directors on a reasonable and equitable basis. If allocation units are established, the Board of Directors shall adopt such reasonable and equitable accounting procedures as will, in the Board's judgment, equitably allocate among such allocation units this Corporation’s items of income, gain, expense and loss. The Board of Directors may establish procedures under which a net loss incurred within an allocation unit may be offset against the net margins earned by another allocation unit or units and the right, if any, of such other allocation unit or units to recoup such offset out of future net margins of the allocation unit that incurred the net loss.

The Corporation shall give reasonable notice to each member of the effect of such offset on its capital credit allocation.

In the event of dissolution or liquidation of the Corporation, after all outstanding indebtedness of the Corporation shall have been paid, outstanding capital credits shall be retired without priority on a pro rata basis before any payments are made on account of property rights of members. If, at any time prior to dissolution or liquidation, the Board of Directors shall determine that the financial condition of the Corporation will not be impaired thereby, the capital then credited to members' accounts may be retired in full or in part and such may be done by policy or otherwise.

Capital credited to the account of each member shall be assignable only on the books of the Corporation pursuant to written instruction from the assignor and only to successors in interest in the business or the physical assets of such member unless the Board of Directors, acting under policies of general application, shall determine otherwise.

The members of the Corporation, by dealing with the Corporation, acknowledge that the terms and provisions of the Articles of Incorporation and Bylaws shall constitute and be a contract between the Corporation and each member and both the Corporation and the member are bound by such contract, as fully as though each member had individually signed a separate instrument containing such terms and provisions. The provisions of this article of the Bylaws shall be called to the attention of each member of the Corporation by keeping a copy of such Bylaws available for inspection by any member in the Corporation's office.

ARTICLE VIII
DISPOSITION OF PROPERTY

This Corporation may not sell, mortgage, lease or otherwise dispose of or encumber all or any substantial portion of its property unless such sale, mortgage, lease or other disposition or encumbrance is authorized at a meeting of the members thereof by the affirmative vote of not less than two-thirds (2/3) of all the members of this Corporation, and unless the notice of such proposed sale, mortgage, lease or other disposition or encumbrance shall have been contained in the notice of the meeting. It is understood, however, that this Article shall not apply to a merger or consolidation of this Corporation with any other cooperative corporation, and it is further understood that, notwithstanding anything herein contained, the Board of Directors of this Corporation, without the authorization by the members thereof, shall have full power and authority to authorize the execution and delivery of a mortgage or mortgages or a deed or deeds of trust upon, or the pledging or encumbering of, any or all the property, assets, rights, privileges, licenses, franchises, and permits or other things of value of this Corporation, whether acquired or to be acquired and wherever situated, as well as the revenues and income therefrom, all upon such terms and conditions as the Board of Directors shall determine, to secure any indebtedness of this Corporation.

ARTICLE IX
SEAL

The corporate seal of this Corporation shall be in such form as may be approved by the Board of Directors from time to time.

ARTICLE X
FINANCIAL TRANSACTIONS

Section 1: Contracts. Except as otherwise provided in these Bylaws, the Board of Directors may authorize any officer or officers, agent or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of this Corporation, and such authority may be general or confined to specific instances.

Section 2: Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, and all notes, bonds or other evidences of indebtedness issued in the name of this Corporation shall be signed by such officer or officers, agent or agents, employee or employees of this Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

Section 3: Deposits. All funds of this Corporation shall be deposited from time to time to the credit of this Corporation in such financial institutions selected by the Board of Directors. Such financial institutions must have deposits insured. In addition, funds of this Corporation also may be deposited in such investment securities or funds as the Board of Directors may elect.

Section 4: Fiscal Year. The fiscal year of this Corporation shall begin on the first day of January of each year and shall end on the 31st day of December of the same year.

ARTICLE XI
MISCELLANEOUS

Section 1: Membership in Other Organizations. This Corporation may become a member of or purchase stock in any other organization without an affirmative vote of the members, upon an express determination by the Board of Directors that such membership or purchase of stock is in the best interests of this Corporation.

Section 2: Interested Transactions. No contract or other transaction between this Corporation and a member shall be affected or invalidated by reason of the mere fact that any one (or more) of the Board members, officers or other members of the management of this Corporation is (or are) interested in or is (or are) a member(s), trustee(s), officer(s), or employee(s) of such member or of a cooperative corporation, nonprofit corporation, partnership, joint venture, trust, unincorporated association or other entity in which the member is interested or is (or are) a patron(s) or interested in a patron(s) of such member. Such an interested Board member may be counted for the purpose of determining the presence of a quorum, and he or she may participate in any discussion and the voting relating to such a contract or other transaction. Nothing herein shall affect, however, that Board member’s responsibility to perform his or her duties in good faith, in a manner the Board member believes to be not opposed to the best interest of this Corporation and otherwise in accordance with applicable law.

Section 3: Waiver of Notice. Any member, delegate or director may waive in writing any notice of a meeting required to be given by these Bylaws. The attendance of a member, delegate or director at any meeting shall constitute a waiver of notice of such meeting by such member, delegate, or director, except in case a member, delegate, or director shall attend a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

Section 4: Accounting System and Reports. The Board of Directors shall cause to be established and maintained a complete accounting system which, among other things, shall conform to Generally Accepted Accounting Principles (GAAP) and to the applicable laws and rules and regulations of any regulatory body having jurisdiction and applicable provisions of this Corporation’s loan contracts. The Board of Directors also shall, after the close of each fiscal year, cause to be made a full and complete audit of the accounts, books and financial condition of this Corporation as of the end of each fiscal year. Such audit reports shall be submitted to the members at the next following annual meeting.

Section 5: Indemnification:

(a)Officers’, Board Members’ and Employee’s Indemnification. Subject to paragraphs (c), (d) and (e) of this Section 5, this Corporation shall indemnify any person who is or was a Board member, Officer or employee of this Corporation and any person who, while a Board member or Officer of this Corporation, is or was serving at the request of this Corporation as a director, Officer, partner, employee or agent of another cooperative or of a foreign or domestic corporation or nonprofit corporation, partnership, joint venture, trust, unincorporated enterprise or employee benefit plan or trust, and who is made a party to any action, suit or proceeding, civil or criminal, by reason of holding or having held such office or position.
(b)Agents’ Indemnification. Subject to paragraphs (c), (d) and (e) of this Section 5, this Corporation may indemnify any person, other than a Board member, an Officer or employee acting as such, who has or had an agency relationship with this Corporation and who is made a party to any action, suit or proceeding, civil or criminal, by reason of service during the course of such relationship, including service at the request of this Corporation as a trustee, Officer, partner, employee or agent of another cooperative or of a foreign or domestic corporation or nonprofit corporation, partnership, joint venture, trust, unincorporated association, other incorporated or unincorporated enterprise or employee benefit plan or trust.

(c)Indemnification Disqualification. A Board member, Officer or other person shall not be indemnified in connection with a proceeding by or in the right of this Corporation in which he or she was adjudged liable to this Corporation. A Board member, Officer or other person shall, further, not be indemnified in connection with any proceeding charging improper personal benefit derived by him or her, whether or not involving action in an official capacity, in which he or she was adjudged to be liable on the basis that the personal benefit was improperly derived. There shall be no indemnification unless the Board finds that the indemnitee:

(i)conducted himself or herself in good faith;

(ii)reasonably believed (I) in the case of conduct in an official capacity, that his or her conduct was in the best interests of this Corporation, and (II) in all other cases, that his or her conduct was at least not opposed to the best interests of this Corporation; and

(iii)in the case of any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person is disqualified from receiving indemnification.

(d)Indemnification Amount. Indemnification shall, pursuant to paragraph (a), and may pursuant to paragraph (b), be made against judgments, penalties, fines, settlements and compromises, cost and expenses, including attorneys’ fees, reasonably incurred by or on behalf of the indemnitee in connection with the defense of such proceeding. Reasonable expenses incurred by a Board member, Officer or other person who is a party to a proceeding may be paid or reimbursed by this Corporation in advance of the final disposition of such proceeding if:

(i)such person furnishes this Corporation with a written affirmation of his or her good faith belief that he or she is not disqualified from receiving indemnification under paragraph (c) of this Section;

(ii)such person furnishes to this Corporation a written undertaking by or on behalf of the person to repay such amount if it shall ultimately be determined that he or she is disqualified or, in the case of a person other than a Board member or an Officer acting as such, not fully indemnified in the Board’s discretion; and

(iii)a determination is made that the facts then known to those making the determination would not preclude indemnification.

(e)Indemnification Procedure. No indemnification under paragraphs (a) and (b) of this Section 5 shall be made unless authorized in the specific case after a determination has been made that indemnification is permissible in accordance with applicable state law and these Bylaws. Such determination shall be made:

(i)by the Board by a majority vote of a quorum of Board members not at the time parties to the proceeding;

(ii)if such a quorum cannot be attained, by a majority vote of a committee of the Board duly designated to act in the matter by a majority vote of the full Board, in which designated Board members who are parties may participate, and consisting solely of two or more Board members not at the time parties to the proceeding;

(iii)by special legal counsel, selected by the Board or a committee thereof by vote as set forth in subparagraphs (i) or (ii) of this paragraph (e) or, if the requisite quorum of the full Board cannot be obtained therefor and such committee cannot be established, by a majority vote of the full Board, in which selection Board members who are parties may participate; or

(iv)pursuant to a resolution of a majority of the members present and voting at any annual or special meeting.

Authorization of indemnification and determination as to the amount thereof shall be made in the same manner as the permissibility determination, except that if the permissibility determination is made by special legal counsel, authorization and amount determination shall be made in a manner specified in paragraph (e)(iii) of this Section 5 for the selection of such counsel.

ARTICLE XII
AMENDMENTS

These Bylaws may be altered, amended or repealed by the members of this Corporation at any regular or special meeting provided that the notice of such meeting shall have contained a copy of the proposed alteration, amendment or repeal. At any such meeting, the proposed alteration, amendment or repeal may be amended by the affirmative vote of a majority of the members of this Corporation. These Bylaws may also be altered, amended or repealed by the affirmative vote of not less than two-thirds (2/3) of the members of the Board of Directors at any regular or special meeting of said Board, provided that written notice of the proposed alteration, amendment or repeal shall be mailed to each member of the Board of Directors and each member of this Corporation not less than forty-five (45) days before the date of such meeting. The directors, at such meeting, may amend the proposed alteration, amendment or repeal, but the same shall not become effective until written notice thereof has been mailed to each member of this Corporation not less than forty-five (45) days before the effective date thereof. At any time prior to the date of such meeting or prior to the effective date of such amended alteration, amendment or repeal, any ten (10) or more members of this Corporation may file a written resolution with the Secretary of this Corporation in protest of the proposed alteration, amendment or repeal of these Bylaws or of the amended alteration, amendment or repeal of these Bylaws, and in such event, said alteration, amendment or repeal of these Bylaws, or said amended alteration, amendment or repeal of these Bylaws, shall be of no validity unless approved by the members of this Corporation as heretofore provided.

Any ten (10) or more members of this Corporation may file a written resolution with the Secretary of this Corporation proposing an alteration, amendment or repeal of these Bylaws, and upon such resolutions being filed, the proposed alteration, amendment or repeal shall be placed upon the agenda of the next regular meeting of the Board of Directors for consideration and determination by the Board of Directors in the manner above described. If the determination of the Board of Directors is in the negative, the proposed alteration, amendment or repeal shall be placed upon the agenda of the next regular or special meeting of the members of this Corporation and submitted to the members of this Corporation for consideration and determination at such meeting. If the aforesaid resolution is not received by the Secretary of this Corporation in time sufficient to permit such resolution to be timely considered and determined by the Board of Directors prior to the next regular or special meeting of the members of this Corporation, then the proposal shall be noticed and submitted directly to the members of this Corporation in the manner just described.

ARTICLE XIII
MERGER OR CONSOLIDATION

In the event of a merger or consolidation of two or more members of this Corporation, any member which thereby will cease to exist may, if it wishes, prior to such time, transfer to the surviving or new member its right to elect a director to the Board of Directors of this Corporation, and such right shall continue to exist, if the transferee member so wishes, for a period of not to exceed three (3) years from the date of the merger or consolidation.

If a member which will cease to exist chooses to transfer its right to elect a director to the Board of Directors of this Corporation to the surviving or new member, the transferee member shall have the right to elect a person to fill such position, if the transferee member so wishes, for a period of not to exceed three (3) years from the date of the merger or consolidation.

Each person so elected shall be entitled to one (1) vote and no more upon each matter submitted to a vote at a meeting of the Board of Directors. In situations where the presence or vote of a majority of directors is required, the presence of each such person shall be counted in determining whether or not a quorum exists, and the vote of each such person shall be counted in determining whether or not the necessary vote has been obtained.

Notwithstanding the foregoing, in the event of a consolidation of two or more members of this Corporation, and in the event one or more of such members transfers its right to elect a director to the Board of Directors of this Corporation to the new member, the new member will not have more votes, in total, than the number of rights assigned to it by the member(s) which will cease to exist.

In the event a member does not merge into or consolidate with another member, but instead sells all or substantially all of its assets to another member and thereupon ceases to exist, the foregoing provisions of this Article shall apply to such transaction.